SADLERGIBB
& ASSOCIATES, LLC
CERTIFIED PUBLIC ACCOUNTANTS

April 1, 2015

Securities and Exchange Commission
100 F Street, N.W.
Washington, D.C. 20549

Re: Indie Growers Association (fka:Viking Minerals Inc.)

We have read the statements of Indie Growers Association (fka:Viking Minerals Inc.) included under Item 4.01 of Form 8-K dated January 20, 2015 and agree with such statements as they pertain to our firm.

Sincerely,

/s/ Sadler, Gibb & Associates, LLC

Sadler, Gibb & Associates, LLC